EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2019. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Recent Developments

Recent Public Health Developments

The Covid-19 outbreak continues in Indonesia. The outbreak has resulted in a high number of cases and deaths in the country. As of December 31, 2020, the country had recorded over 743,000 cases of Covid-19, of which over 22,000 were fatal. The spread of Covid-19 and the measures taken to contain the virus and to mitigate its impact in Indonesia continue to incur a substantial burden on the Government’s finances and outlook.

The Indonesian economy contracted by 2.03% in the first nine months of 2020, compared to growth of 5.04% in the same period in 2019. The slowdown was largely due to the negative impact that the Covid-19 outbreak had on domestic demand. The outbreak initially adversely affected only travel-related sectors such as tourism, airlines, hospitality, food and beverage. Subsequently, however, a combination of weak demand and supply disruptions caused by extensive measures to limit the spread of the outbreak, including severe restrictions on business and economic activity, affected a broader set of sectors, including manufacturing, commodities and other export-oriented sectors. Bank Indonesia expects the country’s economy to contract year-on-year in 2020, with declines across the principal economic sectors, and recovery only expected in 2021 and, even then, unevenly within the principal economic sectors, with sectors such retail and tourism being slower to recover.

Additional legislative and regulatory measures that the Government has implemented to address the impact of the Covid-19 pandemic on Indonesia include:

•

On May 11, 2020, the Government issued Government Regulation No. 23 of 2020, which allows the channelling of state budgets to state-owned-enterprises (“SOEs”), subject to adherence to certain principles such as social justice, prudence, good governance, transparency and accountability. Such support is mainly allocated in the forms of capital injections, funds placement, subsidies, cash compensation and working capital support and loan subsidies.

•	On July 20, 2020, the President established the Committee for Covid-19 Mitigation and National Economic Recovery.

•

On September 2, 2020, the Ministry of Finance enacted Ministry of Finance Regulation No. 118/PMK.06/2020, which served as a basis for the Government to invest in certain SOEs and other government institutions as part of a national recovery program.

•	On October 22, 2020, the Ministry of Health enacted regulations concerning the provision of Covid-19 vaccines and related equipment, including rules on their distribution.

•

On November 16, 2020, Bank Indonesia enacted regulations allowing banks to use credit assets and/or financing assets that were restructured during the Covid-19 stimulus period as collateral for short-term liquidity loans under certain circumstances.

Fiscal and Monetary Responses to the Outbreak of Covid-19

Further Amendment of the 2020 Budget

On June 25, 2020, Presidential Regulation No. 72 of 2020 further revised the 2020 Budget. Total expenditure under the revised 2020 Budget is estimated to amount to Rp2,739.2 trillion, an increase of Rp198.7 trillion compared to the initial 2020 Budget, comprising Rp1,975.2 trillion in central Government expenditures and Rp763.9 trillion in transfers to regions and rural funds. The revised 2020 Budget allocates additional resources to alleviate the impact of the Covid-19 pandemic through Rp358.9 trillion in direct spending by the Government and an additional Rp5.0 trillion in transfers to regions and rural funds. It also allocates Rp653.4 trillion to various funds, consisting of Rp86.4 trillion to revenue sharing funds, Rp384.4 trillion to general allocation funds, and Rp182.6 trillion to specific purpose allocation funds.

The revised 2020 Budget also effectively extends the period for income tax incentives to December 2020 from September 2020. Tax revenues under the revised 2020 Budget are expected to reach Rp1,404.5 trillion, a decrease of 24.7% from the target in the initial 2020 Budget. Non-tax revenues under the revised 2020 Budget are expected to reach Rp294.1 trillion, a decrease of 19.9% from the target in the initial 2020 Budget.

As a result of increased expenditure and reduced tax revenues, the revised 2020 Budget contemplates that the primary deficit will increase to Rp1,039.2 trillion, or 6.34% of GDP. The Government expected to finance this deficit primarily through the issuance of government securities.

For a discussion of the 2021 Budget and the Government’s outlook for 2021, see “Government Budget—2021 Budget.”

Task Force for Covid-19 and National Economic Recovery Program

In April 2020, the Government established the Task Force for Covid-19 and a National Economic Recovery Program (Komite Penanganan Covid-19 dan Pemulihan Ekonomi Nasional, “KPC PEN”) to help coordinate the Government’s efforts to address the Covid-19 pandemic and disburse the funds that have been set aside for that purpose in the 2020 Budget and the 2021 Budget.

As of December 23, 2020, 72.3% of Rp695.2 trillion Covid-19-related expenditure across six areas—comprising healthcare, social protection, sectoral and regional government spending, business incentives, funding of MSMEs and corporate financing—in the 2020 Budget had been realized, with amounts for social protection, sectoral and regional government spending and MSMEs close to full realization. The Government estimates that 3.4 million households have benefited from social protection spending under KPC-PEN to date. Funding for MSMEs has supported informal and self-employment for those suffering unemployment as a result of the Covid-19 pandemic. Unrealized KPC-PEN amounts from the 2020 Budget will be combined with the KPC-PEN amounts from the 2021 Budget, which total Rp.372.1 trillion, for realization during 2021.

The Law on Job Creation

On November 2, 2020, the President signed Law No. 11 of 2020 (the “Law on Job Creation”), an omnibus law that amended or revoked more than 70 existing laws and regulations. The Law on Job Creation aims to increase investment in the country by (i) reducing and streamlining licensing requirements, (ii) reducing restrictions on foreign investments, (iii) creating a framework for incentivizing investments, (iv) amending employment laws and regulations, including changes to existing rules on employee termination, fixed-term employment and outsourcing, and (v) amending land and spatial planning laws. The Law on Job Creation provides for the establishment of an Indonesian sovereign wealth fund, the Nusantara Investment Authority, to attract foreign capital to invest in strategic sectors of the Indonesian economy, support sustainable development and boost economic growth. The Nusantara Investment Authority will have a two-tiered board, comprising a five-member supervisory board co-chaired by the Minister of Finance and the Minister of State Owned Enterprises and a five-member independent board of directors.

The Law on Job Creation mandates the issuance of implementing government regulations by February 2, 2021. As of the date hereof, no implementing government regulations for the Law on Job Creation have been issued.

Economy and Gross Domestic Product

Principal Sectors of the Economy

Indonesia’s principal economic sectors are the manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The following tables show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,		Nine Months Ended September 30,
	2019P	%	2019P	%	2020P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	336,696	2.1	253,285	2.1	234,566	2.0
Non-Coal, Oil and Gas Manufacturing Industries	2,782,921	17.6	2,077,606	17.6	2,055,246	17.9

Total Manufacturing Industry	3,119,617	19.7	2,330,890	19.7	2,289,811	19.9
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	2,060,773	13.0	1,540,172	13.0	1,491,122	13.0
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting, & Agriculture Services	1,489,523	9.4	1,175,708	10.0	1,242,494	10.8
Forestry and Logging	104,122	0.7	77,119	0.7	82,500	0.7
Fishery	419,982	2.7	311,062	2.6	320,641	2.8

Total Agriculture, Forestry, and Fishery	2,013,627	12.7	1,563,888	13.2	1,645,636	14.3
Mining and Quarrying
Oil, Gas and Geothermal Mining	439,603	2.8	328,844	2.8	246,915	2.1
Coal and Lignite Mining	368,891	2.3	286,932	2.4	216,544	1.9
Metal Ore	96,825	0.6	73,256	0.6	93,302	0.8
Other Mining and Quarrying	244,596	1.5	180,522	1.5	182,042	1.6

Total Mining and Quarrying	1,149,914	7.3	869,555	7.4	738,803	6.4
Construction	1,701,741	10.7	1,249,089	10.6	1,222,119	10.6
Government Administration, Defense Compulsory Social Security	572,457	3.6	421,011	3.6	425,508	3.7
Information and Communication	626,425	4.0	464,368	3.9	516,111	4.5
Transportation and Warehousing	881,663	5.6	655,488	5.5	506,013	4.4
Financial and Insurance Services	671,356	4.2	496,869	4.2	516,598	4.5
Education Services	522,746	3.3	379,745	3.2	399,492	3.5
Other*	1,863,413	11.8	1,379,373	11.7	1,361,738	11.8

Gross Value Added at Basic Prices	15,183,730	95.9	11,350,448	96.1	11,112,950	96.6
Taxes less Subsidies on Products	650,213	4.1	464,652	3.9	392,174	3.4

Total GDP	15,833,943	100.0	11,815,099	100.0	11,505,124	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Services and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)(1)

	Year Ended December 31,		Nine Months Ended September 30,
	2019P	%	2019P	%	2020P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	217,417	2.0	163,305	2.0	155,064	1.9
Non-Coal, Oil and Gas Manufacturing Industries	2,059,266	18.8	1,539,910	18.8	1,499,476	18.7

Total Manufacturing Industry	2,276,683	20.8	1,703,215	20.8	1,654,539	20.6
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,440,523	13.2	1,079,470	13.2	1,039,301	13.0
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting, & Agriculture Services	1,039,255	9.5	825,042	10.1	839,126	10.5
Forestry and Logging	63,218	0.6	47,240	0.6	48,083	0.6
Fishery	252,485	2.3	187,970	2.3	189,121	2.4

Total Agriculture, Forestry, and Fishery	1,354,957	12.4	1,060,252	13.0	1,076,331	13.4
Mining and Quarrying
Oil, Gas and Geothermal Mining	289,980	2.6	217,602	2.7	205,131	2.6
Coal and Lignite Mining	259,599	2.4	194,352	2.4	184,083	2.3
Metal Ore	88,003	0.8	67,267	0.8	78,232	1.0
Other Mining and Quarrying	168,624	1.5	124,722	1.5	123,195	1.5

Total Mining and Quarrying	806,206	7.4	603,943	7.4	590,641	7.4
Construction	1,108,425	10.1	814,468	10.0	795,042	9.9
Government Administration, Defense Compulsory Social Security	365,678	3.3	266,685	3.3	268,167	3.3
Information and Communication	589,435	5.4	437,947	5.4	483,580	6.0
Transportation and Warehousing	463,255	4.2	343,609	4.2	289,955	3.6
Financial and Insurance Services	443,042	4.0	328,441	4.0	340,094	4.2
Education Services	341,329	3.1	247,640	3.0	255,415	3.2
Other(2)	1,310,079	12.0	972,010	11.9	946,947	11.8

Gross Value Added at Basic Prices	10,449,612	95.9	7,857,679	96.1	7,740,012	96.6
Taxes less Subsidies on Products	449,632	4.1	321,656	3.9	273,219	3.4

Total GDP	10,949,244	100.0	8,179,335	100.0	8,013,231	100.0

Source:    BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Services and Social Activity; and Other Services sectors.

Manufacturing Industry

During the nine months ended September 30, 2020, Indonesia’s manufacturing industries contracted by 2.9%, compared to the same period in 2019. Non-coal, oil, and gas manufacturing industries contracted by 2.6%, primarily due to contractions in the transport equipment industry subsector and the machinery, electrical, electronic, and equipment industry subsector, which respectively contracted by 20.2% and 11.1%. These contractions were partially offset by a 9.7% growth in the chemical, pharmaceutical and traditional medicine industry subsector.

Wholesale and retail trade; repair of motor vehicles and motorcycles

During the nine months ended September 30, 2020, the wholesale and retail trade, repair of motor vehicles and motorcycles sector contracted by 3.7%, compared to the same period in 2019, primarily due to 15.6% contraction in the wholesale, retail trade, and repairs of cars and motorcycles subsector.

Agriculture, forestry and fishery

During the nine months ended September 30, 2020, the agriculture, forestry, and fishery sector grew by 1.5%, compared to the same period in 2019. This growth was mainly driven by the forestry and logging subsector and the agriculture, livestock, hunting and agriculture services subsector, which respectively grew by 1.8% and 1.7%.

Mining and Quarrying

During the nine months ended September 30, 2020, the mining and quarrying sector contracted by 2.2% compared to the same period in 2019, primarily due to contractions in the oil, gas, and geothermal mining subsector and the coal and lignite mining subsector, which respectively contracted by 5.7% and 5.3%. This contraction was offset by a growth in metal ore mining, which grew by 16.3%.

Construction

During the nine months ended September 30, 2020, the construction sector contracted by 2.4% compared to the same period in 2019. This contraction was primarily due to reduced construction activity as a result of Covid-19, which led to delayed completion of infrastructure projects.

Transportation and Warehousing

During the nine months ended September 30, 2020, the transportation and warehousing sector contracted by 15.6%, compared to the same period in 2019. The subsector contributing the highest contractions was air transport at 52.7%, followed by railways transport at 41.2%. This contraction was primarily due to mobility restriction during the Covid-19 pandemic.

Information and Communication

During the nine months ended September 30, 2020, the information and communication sector grew by 10.4% compared to the same period in 2019. This growth was primarily due to an increase in data traffic in telecommunications industry as a result of the working from home and school from home arrangements.

Other sectors

None of the other sectors shown in the tables above comprised more than 5% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product

In this prospectus, GDP is shown in both current and constant prices. GDP at current prices value a country’s output using the actual prices for each year, while GDP at constant prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation.

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,		Nine Months Ended September 30,
	2019P	%	2019P	%	2020P	%
	(in billions of Rupiah and percentage of GDP)
GDP	15,833,943	100.0	11,815,099	100.0	11,505,124	100.0
Add: Imports of goods and services	2,991,963	18.9	2,210,562	18.7	1,837,895	16.0

Total supply of goods and services	18,825,907	118.9	14,025,661	118.7	13,343,019	116.0
Less: Exports of goods and services	2,914,636	18.4	2,166,591	18.3	1,938,444	16.8

Total domestic expenditure	15,911,271	100.5	11,859,069	100.4	11,404,574	99.1

Allocation of total domestic expenditure:
Household consumption expenditure	8,965,837	56.6	6,662,222	56.4	6,645,487	57.8
NPISHs consumption expenditure	206,013	1.3	155,074	1.3	150,481	1.3
Government consumption expenditure	1,385,882	8.8	927,444	7.8	952,028	8.3

Total consumption	10,557,732	66.7	7,744,740	65.5	7,747,996	67.3
Gross domestic fixed capital formation	5,119,491	32.3	3,760,931	31.8	3,592,887	31.2
Change in inventories (residual)(1)	234,049	1.5	353,397	3.0	63,691	0.6

Total domestic expenditure	15,911,271	100.5	11,859,069	100.4	11,404,574	99.1

Source:    BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Year Ended December 31,		Nine Months Ended September 30,
	2019P	%	2019P	%	2020P	%
	(in billions of Rupiah and percentage of GDP)
GDP	10,949,244	100.0	8,179,335	100.0	8,013,231	100.0
Add: Imports of goods and services	2,029,280	18.5	1,492,256	18.2	1,285,098	16.0

Total supply of goods and services	12,978,523	118.5	9,671,591	118.2	9,298,329	116.0
Less: Exports of goods and services	2,267,120	20.7	1,683,452	20.6	1,556,871	19.4

Total domestic expenditure	10,711,404	97.8	7,988,139	97.7	7,741,458	96.6

Allocation of total domestic expenditure:
Household consumption expenditure	5,936,400	54.2	4,422,953	54.1	4,321,556	53.9
NPISHs consumption expenditure	135,974	1.2	102,621	1.3	97,449	1.2
Government consumption expenditure	855,597	7.8	570,867	7.0	582,454	7.3

Total consumption	6,927,970	63.3	5,096,441	62.3	5,001,458	62.4
Gross domestic fixed capital formation	3,596,364	32.8	2,644,969	32.3	2,525,618	31.5
Change in inventories (residual)(2)	187,070	1.7	246,730	3.0	214,382	2.7

Total domestic expenditure	10,711,404	97.8	7,988,139	97.7	7,741,458	96.6

Source:    BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table shows the Consumer Price Index, or CPI, as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index(1)

As of December 31, 2020
CPI	105.7
Annual percentage year-on-year	1.7%

Source:    BPS

(1)

Calculated on the basis of 2018 CPI = 100. From January 2020, BPS has calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, including for periods prior to 2020 presented in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2019, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

Year ended December 31, 2020
Food, drinks, and tobacco	3.6
Clothing and Footwear	1.0
Housing, water, electricity, and household fuel	0.4
Household equipment, tools, and routine maintenance	1.0
Health	2.8
Transportation	(0.9)
Information, communication, and financial services	(0.4)
Recreation, sports, and culture	0.7
Education	1.4
Food and beverage providers/restaurant	2.3
Personal care and other services	5.8

Source:    BPS

(1)	Annual percentage year-on-year.

Indonesia measures annual inflation by year-on-year changes in the CPI.

In the year ended December 31, 2020, inflation was 1.7%, which was lower than the 2.7% inflation in the year ended December 31, 2019.

Labor and Employment

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the end of the periods indicated.(1)

Sector	As of August 2019		As of August 2020
	(in millions)%		(in millions)%
Agriculture, forestry, and fishing	35.5	27.5	38.2	29.8
Mining and quarrying	1.4	1.1	1.4	1.1
Manufacturing	19.2	14.9	17.5	13.6
Electricity and gas	0.4	0.3	0.3	0.2
Water supply, sewerage, waste management, and remediation activities	0.5	0.4	0.5	0.4
Construction	8.7	6.7	8.1	6.3
Wholesale and retail trade, repair of motor vehicles and motorcycles	24.2	18.8	24.7	19.2
Transportation and storage	5.7	4.4	5.6	4.4
Accommodation and food service activities	8.6	6.7	8.5	6.7
Information and communication	0.9	0.7	0.9	0.7
Financial and insurance activities	1.8	1.4	1.6	1.2
Real estate activities	0.4	0.3	0.4	0.3
Business activities	1.9	1.5	1.8	1.4
Public administration and defense, compulsory social security	5.0	3.8	4.6	3.6
Education	6.4	5.0	6.0	4.7
Human health and social work activities	2.0	1.5	2.0	1.6
Other services activities	6.4	4.9	6.4	5.0

Total	128.8	100.0	128.5	100.0

Source:    BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the end of the periods indicated.

	As of August 2019		As of August 2020
	(in millions)	%(1)	(in millions)	%(1)
Male	79.4	61.6	77.8	60.5
Female	49.4	38.4	50.7	39.5

Total	128.8	100.0	128.5	100.0

Source:    BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia(1)

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s labor force as of the end of the periods indicated.

	As of August 2019		As of August 2020
	(in millions)%		(in millions)%
Employed	128.8	94.8	128.5	92.9
Unemployed(2)	7.1	5.2	9.8	7.1

Total	135.9	100.0	138.2	100.0

Source:    BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, or (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Income Distribution

As of March 2020, Indonesia had a Gini Index of 0.38. The Gini Index is a measure of income distribution that ranges between 0.0 and 1.0, with higher numbers indicating greater inequality.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfill food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, this decreased to a record low of approximately 24.8 million people, or 9.2% of the population as of September 2019. As a result of the Covid-19 outbreak and its financial and social toll on the country, the percentage of people living below the poverty line increased to approximately 26.4 million people, or 9.8% of the population, as of March 2020 and can be expected to increase further.

Infrastructure Development

Completion timeline for priority projects

The following table shows the construction commencement years as well as expected commercial operation years for the priority projects under the National Medium Term Plan for 2015 - 2019 as of October 31, 2020.

Priority Projects		Construction Commencement Year	Expected Commercial Operation Year
Roads and Bridges	Balikpapan - Samarinda Toll Road	2017	Completed
	Serang - Panimbang Toll Road	2017	2020
	Manado - Bitung Toll Road	2016	Completed
	Eight sections of the Sumatera toll road:
	Medan - Binjai	2015	2020
	Palembang - Indralaya	2015	Completed
	Bakauheni - Terbanggi Besar	2015	Completed
	Pekanbaru - Dumai	2016	Completed
	Terbanggi Besar - Pematang
	Panggang	2017	Completed
	Pematang Panggang - Kayu Agung	2017	Completed
	Palembang - Tanjung Api-api	2019	2024
	Kisaran - Tebing Tinggi	2019	2021
	Yogyakarta - Bawen Toll Road	2019	2021
	Probolinggo - Banyuwangi Toll Road	2017	2024

Priority Projects		Construction Commencement Year	Expected Commercial Operation Year
Water and Sanitation	Jakarta Sewerage System (JSS)	2019	2022
	Water Supply System (SPAM) West Semarang	2019	2021
	National Capital Integrated Coastal Development (NCICD) Phase A	2016	2022
	Water Supply System (SPAM) Lampung	2018	2020
	Water Supply System (SPAM) Jatiluhur	2020	2022
Oil and Gas	Oil refinery in Bontang	2021	2027
	Oil refinery in Tuban	2021	2026
	Refinery Development Master Plan (RDMP)	2019	2021
	Abadi WK Masela Field	2020	2027
	Jambaran – Tiung Biru Gas Field Unitization	2017	2021
	Indonesian Deepwater Development (IDD)	2012	2027
	Tangguh LNG Train 3 Project	2016	2020
Electricity	PLTU Mulut Tambang	2018	2020
	The 500 kV Sumatera Transmission	2016	Completed
	Central - West Java Transmission Line 500 kV	2018	2020
	PLTU Indramayu	2022	2026
	PLTU Batang	2016	2022/2023
	Gas Power Plant (18 provinces)	2017	2021
	Energy From Big Cities’ Waste	2017	2021
Ports	Bitung International Hub Seaport	2017	2022
	Kuala Tanjung International Hub Seaport	2015	2024
	Patimban Seaport	2018	2022
	Inland Waterways / Cikarang-Bekasi-Java Sea (CBL)	2019	2024
Public Transportation	MRT Jakarta (North - South Corridor)	2013	2024
	Light Rail Transit (LRT) South Sumatera	2015	Completed
	Light Rail Transit (LRT) Jakarta, Bogor, Depok, Bekasi Circular Line	2015	2022
Railways	Soekarno-Hatta International Airport (SHIA) Express Railway	2015	Completed
	Makassar - Parepare Railway	2015	2021
	East Kalimantan Railway	2018	2021
	General Railway Organization in Jakarta	2016	Completed
Information Technology	Palapa Ring Broadband	2016	Completed

Foreign Investment

Foreign Investment in Indonesia

Foreign investment in Indonesia is divided into direct investments, portfolio investments and other investments, and information about these types of investments is included in the Republic’s reports on its balance of payments published by the Bank Indonesia. Due to the different concept and method of compiling investment statistics, foreign direct investment statistical data published by Bank Indonesia are not comparable to the “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal or BKPM) under “Direct Investments Realizations.”

The following tables set out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	24,748	20,409	13,818
Debt instrument	(232)	(418)	(691)

Total direct investments	24,516	19,991	13,127
Portfolio investments:
Equity securities	(397)	(206)	(4,077)
Debt securities	21,978	14,840	6,337

Total portfolio investments	21,581	14,634	2,260
Financial derivatives	(730)	(459)	(1,235)
Other investments	6,188	4,376	2,951

Total foreign investment	51,554	38,543	17,103

Source:    Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in millions of U.S. dollars)
North America	1,952	752	734
USA	954	758	544
Canada	893	4	4
Other North America(2)	106	(9)	186
Central and South America	438	566	1,562
Argentina	0	(0)	0
Brazil	10	11	1
Mexico	1	1	1
Cayman Islands	235	218	101
Other Central and South America	192	335	1,460
Europe	2,883	1,800	(1,312)
European Union	2,493	2,171	(1,282)
Austria	132	119	33
Belgium	26	23	(19)
Denmark	67	35	(5)
Finland	(159)	(161)	5
France	528	537	(44)
Germany	378	341	(114)
Greece	0	0	0
Ireland	122	116	40
Italy	(670)	(442)	(319)
Luxembourg	99	102	1
Netherlands	304	134	(99)
Portugal	0	0	(0)
Spain	5	4	2
Sweden	23	18	(8)
United Kingdom	1,637	1,340	(756)
Other European Union	1	4	1
Russia	0	0	(0)

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in millions of U.S. dollars)
Turkey	41	27	2
Other Europe	349	(398)	(31)
Asia	17,773	15,580	12,597
Japan	8,282	8,040	1,581
People’s Republic of China	887	666	749
South Korea	953	566	1,315
India	58	57	(3)
Hong Kong SAR	450	(758)	2,053
Taiwan	123	35	518
Saudi Arabia	1	0	0
ASEAN	6,882	6,814	5,777
Brunei Darussalam	(3)	(1)	(0)
Cambodia	0	1	2
Lao PDR	0	0	0
Malaysia	(617)	(88)	184
Myanmar	0	(0)	(0)
Philippines	15	13	(2)
Singapore	6,331	5,744	2,260
Thailand	1,132	1,130	3,220
Vietnam	23	14	113
Other Asia	137	159	607
Australia and Oceania	127	102	31
Australia	120	101	24
New Zealand	1	1	3
Other Australia and Oceania	6	1	3
Africa	43	38	(52)
South Africa	3	3	1
Other Africa	39	35	(53)
Others	274	88	(106)

Total	23,490	18,927	13,454

Source:    Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by the fifth edition of Balance of Payments and International Investment Position Manual, or BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in millions of U.S. dollars)
Equity capital(1)	24,748	20,409	13,818
Debt instruments:
Inflow	48,061	36,945	29,462
Outflow	(48,294)	(37,362)	(30,153)
Total debt instruments	(232)	(418)	(691)

Total direct investments	24,516	19,991	13,127

Memorandum(2)
Direct investment in Indonesia	23,490	18,927	13,454

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

In 2019, net foreign direct investment was U.S.$24.5 billion compared to U.S.$18.9 billion in 2018. This increase was mainly due to capital investments in several Indonesian companies, especially banks and telecommunication companies, and acquisition of several domestic manufacturing firms and financial intermediaries by foreign investors. In addition, foreign direct investment inflows were also supported by global bond issuances by companies in the property, energy, and financial sectors. The manufacturing and financial sectors were still the main contributors to net foreign direct investment in 2019. The majority of the foreign direct investment inflows was from Japan, followed by ASEAN countries.

In the first nine months of 2020, net foreign direct investment was U.S.$13.1 billion, a decrease from U.S.$20.0 billion during the first nine months of 2019. Foreign direct investment inflows were supported by additional capital investments in several Indonesian companies, especially in the banking and property sector, and the acquisition of a domestic bank by foreign investors. In addition, foreign direct investment inflows were also supported by loans withdrawal by several companies in the manufacturing industry. The manufacturing sector and financial intermediaries (including insurance) were the main contributors to net foreign direct investment during the first nine months of 2020. ASEAN countries are the main contributor to foreign direct investment inflows, followed by other countries in Asia (including China).

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in millions of U.S. dollars)
Equity securities:
Inflows	48,065	36,573	30,942
(Outflows)	(48,462)	(36,778)	(35,019)

Net equity securities	(397)	(206)	(4,077)
Debt securities (net)	21,978	14,840	6,337

Total portfolio investments	21,581	14,634	2,260

Source:    Bank Indonesia

P	Preliminary.

In 2019, foreign capital inflows in the form of portfolio investments were U.S.$21.6 billion, higher than the U.S.$14.5 billion recorded in 2018. This was primarily due to a favorable domestic economic outlook resulting in higher net foreign fund placements in the bond market and lower net outflows from the stock market.

In the first nine months of 2020, foreign capital inflows in the form of portfolio investment decreased to U.S.$2.3 billion compared to U.S.$14.6 billion recorded in the same period in 2019. This was primarily due to lower net foreign fund placements in the bond market and higher outflows from the stock market, in line with other emerging market economies as a result of the Covid-19 pandemic.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	3,121	1,931	2,698
Debt repayments	(4,436)	(3,505)	(3,092)

Total bank sector	(1,315)	(1,573)	(394)
Corporate sector:
Disbursements	30,169	23,415	16,293
Debt repayments	(22,950)	(17,597)	(12,873)

Total corporate sector	7,219	5,818	3,419
Other (net)(1)	284	132	(74)

Total other investments	6,188	4,376	2,951

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In 2019, other foreign investments fell from a surplus of U.S.$11.5 billion in 2018 to a surplus of U.S.$6.2 billion. The decreased surplus was primarily due to lower withdrawals of foreign loans by the banking sector and higher debt repayments on the other side.

In the first nine months of 2020, other foreign investments decreased to a surplus of U.S.$3.0 billion compared to a U.S.$4.4 billion surplus in the same period in 2019. The lower surplus was primarily due to lower loan repayments coupled with lower loan drawings by the corporate sector.

Direct Investment Realizations

Foreign Direct Investment

Due to the different concept and method of compiling investment statistics, “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal or “BKPM”) and “Balance of Payment” foreign direct investment statistical data published by Bank Indonesia are not comparable. BKPM calculates foreign direct investment based on realized investments in Indonesian companies owned by foreign investors within a certain reporting period. BKPM’s realization data covers the total value of investments funded by foreign investors, other foreign creditors, as well as domestic investors and creditors. In contrast, Bank Indonesia’s calculation method covers the entire flow of investments stemming from foreign investors over a certain reporting period. In addition, Bank Indonesia excludes from its calculations foreign investments made by investors with a non-resident ownership of less than 10% per individual investors while BKPM has no such minimum ownership requirement. In terms of sector coverage, BKPM excludes certain sectors from its calculation, including investments in oil and gas, banking, non-bank financial institutions, insurance, leasing, investment sectors licensed by technical/sectoral agencies, investments through the stock market and household investments. Bank Indonesia covers all economic sectors. As a result the data regarding realized foreign direct investments is not comparable to those under “Foreign Investment in Indonesia” in the table above.

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2019	2019	2020P
	(in millions of U.S. dollars)
Primary sector:
Food Crops, Plantation & Livestock	947	732	800
Forestry	36	22	36
Fishery	54	42	43
Mining	2,256	1,573	1,444

Total Primary Sector	3,294	2,369	2,322

Secondary sector:
Food Industry	1,272	1,003	1,148
Textile Industry	239	166	221
Leather Goods & Footwear Industry	188	149	176
Wood Industry	95	47	80
Paper and Printing Industry	446	401	348
Chemical and Pharmaceutical Industry	1,486	1,021	1,511
Rubber and Plastic Industry	292	249	257
Non Metallic Mineral Industry	475	275	233
Metal, Industry not Machinery & Electronic Industry	3,559	2,057	4,482
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	500	282	504
Motor Vehicles & Other Transport Equipment Industry	754	497	466
Other Industry	245	153	265

Total Secondary Sector	9,551	6,298	9,692

Tertiary sector:
Electricity, Gas & Water Supply	5,921	4,431	3,248
Construction	162	126	158
Trade & Repair	421	335	333
Hotel & Restaurant	626	511	384
Transportation, Storage & Communication	4,728	4,434	2,450
Housing, Ind. Estate & Office Building	2,889	2,253	1,734
Other Services	618	431	633

Total Tertiary Sector	15,364	12,521	8,940

Total	28,209	21,188	20,954

Source:    BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2019	2019	2020P
	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	43,599	33,562	24,686
Forestry	9,367	9,042	914
Fishery	248	203	521
Mining	25,675	21,135	11,460

Total Primary Sector	78,888	63,943	37,581

Secondary sector:
Food Industry	36,603	26,386	24,010
Textile Industry	1,313	1,022	1,321
Leather Goods & Footwear Industry	77	44	215
Wood Industry	1,586	1,328	971
Paper and Printing Industry	2,950	2,197	3,022
Chemical and Pharmaceutical Industry	9,484	6,794	13,868
Rubber and Plastic Industry	3,069	2,390	3,715
Non Metallic Mineral Industry	3,573	2,761	5,306
Metal Industry not Machinery & Electronic Industry	8,183	6,757	5,244
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	1,152	846	760
Motor Vehicles & Other Transport Equipment Industry	2,608	932	2,155
Other Industry	2,076	1,372	1,730

Total Secondary Sector	72,673	52,830	62,317

Tertiary sector:
Electricity, Gas & Water Supply	37,164	29,476	26,175
Construction	55,091	46,983	48,945
Trade & Repair	13,663	10,472	13,347
Hotel & Restaurant	16,163	12,128	7,489
Transportation, Storage & Communication	68,083	44,572	73,113
Housing, Ind. Estate & Office Building	27,797	13,650	29,326
Other Services	16,977	9,469	11,576

Total Tertiary Sector	234,937	166,750	209,971

Total	386,498	283,523	309,869

Source:    BKPM

[p]	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Membership in International and Regional Free Trade Agreements

On November 15, 2020, the member states of ASEAN, including the Republic, and Australia, China, Japan, New Zealand and South Korea entered into the Regional Comprehensive Economic Partnership (“RCEP”). RCEP seeks to establish a modern, comprehensive, high-quality, and mutually beneficial economic partnership that will facilitate the expansion of regional trade and investment and contribute to global economic growth by eliminating tariffs on imports between its signatories and establishing common rules for e-commerce, trade and intellectual property. The agreement is expected to stimulate the economies of its members through a significant reduction of tariffs and the establishment of a common framework for e-commerce and rules of origin. RCEP does not establish unified labor or environmental standards Measured by the population of its 15 signatories, RCEP constitutes the largest trade bloc in history.

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	11,981	8,981	6,066
Non-oil and gas exports (f.o.b.)	156,474	116,110	111,129

Total exports (f.o.b.)	168,455	125,092	117,195
Total imports (c.i.f.)	(173,489)	(128,214)	(104,104)

Balance of trade	(5,033)	(3,122)	13,090

Source:    Bank Indonesia

P	Preliminary.

In 2019, Indonesia recorded a trade deficit of U.S.$5.0 billion, lower than the U.S.$9.8 billion deficit in 2018. The lower trade deficit was caused by an 8.8% decrease in imports, which was higher than the 6.8% decrease in exports. The decrease in exports and imports in 2019 was in line with lower global trade volumes and weakening global commodity prices, which led to a real export and import contraction. The lower imports were also in line with the Government’s policies to control imports, including the Government’s program to promote the usage of biodiesel.

In the first nine months of 2020, Indonesia recorded a trade surplus of U.S.$13.1 billion, reverse the previous year’s deficit of U.S.$3.1 billion in the same period in 2019. This condition was due to an 18.8% decrease in imports, which was significantly deeper than the 6.3% decrease in exports. Weak global demand has suppressed exports in 2020. In line with the export contraction and government policy of large-scale social restrictions to break the domestic chain of Covid-19 transmission, which curbed domestic economic activity, imports have declined within all commodity groups. Lower imports were also due to the contraction of crude oil and oil product imports, in line with decreasing global oil price and import volume due to declined fuel consumption in response to large-scale social distancing restrictions introduced in several Indonesian cities.

Export-Import Data from BPS

In addition to the exports and imports related data published by Bank Indonesia, BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different from the export-import data published by Bank Indonesia.

The following tables show Indonesia’s exports and imports for the periods indicated as published by BPS.

	Year Ended December 31,	Eleven Months Ended November 30,
	2019 R	2019R	2020P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	155,893.7	142,598.2	139,494.1
Oil and gas exports	11,789.3	10,656.0	7,290.2

Total exports	167,683.0	153,254.2	146,784.3

Imports:
Non-oil and gas imports	148,842.1	137,016.9	114,353.8
Oil and gas imports	21,885.3	19,752.1	12,775.0

Total imports	170,727.4	156,769.0	127,128.8

Source:    BPS

P	Preliminary.
R	Revised.

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in thousands of U.S. dollars)
General merchandise	164,910,990	122,248,540	112,255,789
Agricultural and Fishery
Coffee bean	872,089	644,185	579,428
Tea	63,791	47,772	48,978
Spices	560,463	400,969	452,102
Tobacco	59,737	51,175	45,883
Cocoa bean	82,215	58,740	55,078
Shrimp and prawn	1,391,141	982,605	1,142,342
Other agricultural products	2,805,987	2,003,128	2,119,637

Total Agricultural products	5,835,423	4,188,574	4,443,449
Manufacture products
Textile and Textile products	12,916,809	9,847,865	7,972,154
Processed wood products	3,554,922	2,639,114	2,572,028
Palm oils	14,720,420	10,340,977	11,520,397
Chemicals	4,349,491	3,292,594	2,804,055
Base metal products	13,363,675	9,807,210	11,715,593
Electrical apparatus, measuring instruments and others	9,412,842	7,092,330	6,648,313
Cement	281,951	220,407	237,929
Paper and paper products	4,408,263	3,354,043	3,208,776
Processed rubber	5,741,597	4,423,812	3,737,202
Oil products(1)	1,646,807	1,162,516	1,073,114
Liquefied Petroleum Gas(1)	9,734	9,611	336
Other manufacture products	52,600,236	38,920,013	36,953,305

Total Manufacture products	123,006,747	91,110,491	88,443,204
Mining products
Copper ore	1,280,055	801,592	1,103,435
Nickel ore	1,097,556	643,707	0
Coal	21,687,266	16,467,193	12,269,870
Bauxite	467,585	320,756	447,53

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in thousands of U.S. dollars)
Crude oil(1)	1,720,014	1,287,679	663,902
Natural Gas(1)	7,505,736	5,659,681	3,874,782
o/w Liquefied Natural Gas	4,909,596	3,644,679	2,600,612
Other mining products	400,215	279,542	277,235

Total Mining products	34,158,426	25,460,150	18,636,754
Other merchandise(2)	1,910,394	1,489,325	732,382
Other goods(3)	3,544,376	2,843,001	4,938,836

Total Exports	168,455,366	125,091,541	117,194,625

Memorandum(4)
Non-oil & gas exports	156,474,106	116,110,169	111,128,757
Oil & gas exports	11,981,260	8,981,373	6,065,868

Source:    Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The following table sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in thousands of U.S. dollars)
America
North America
United States of America	17,814,460	13,139,317	13,483,078
Canada	856,09	654,769	559,573
Other North America	1,178	812	685
Total North America	18,671,728	13,794,897	14,043,335
Central and South America
Argentina	202,416	152,754	112,967
Brazil	1,003,214	758,717	677,076
Mexico	933,401	724,343	669,982
Other Central and South America	1,185,127	909,512	805,964

Total Central and South America	3,324,157	2,545,326	2,265,989

Total America	21,995,885	16,340,223	16,309,324
Europe
European Union
Netherlands	3,107,328	2,304,053	2,262,713
Belgium	1,075,660	821,203	870,314
United Kingdom	1,347,574	1,024,574	932,586
Italy	1,748,679	1,255,806	1,265,057
Germany	2,400,449	1,791,178	1,707,760
France	1,008,851	732,935	691,010
Spain	1,606,738	1,260,738	1,109,766
Other European Union	2,213,190	1,660,341	1,527,452

Total European Union	14,508,470	10,850,828	10,366,658

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in thousands of U.S. dollars)
Russia	862,376	638,925	660,268
Turkey	1,147,700	881,299	757,218
Other Europe	1,427,068	1,223,125	2,487,031

Total Europe	17,945,614	13,594,177	14,271,174
Asia and Middle East
ASEAN
Brunei Darussalam	102,853	65,628	89,738
Philippines	6,767,873	5,150,948	4,134,673
Cambodia	609,618	423,008	406,434
PDR Laos	6,811	4,458	3,663
Malaysia	8,695,155	6,332,022	5,391,258
Myanmar	874,498	627,827	768,729
Singapore	12,904,470	9,877,101	8,404,452
Thailand	6,167,367	4,735,934	3,632,228
Vietnam	5,134,383	3,674,664	3,369,678

Total ASEAN	41,263,029	30,891,590	26,200,852
Hong Kong SAR	2,492,627	1,985,957	1,644,358
India	11,797,304	8,589,727	7,149,130
Iraq	168,850	137,462	137,104
Japan	15,272,018	11,421,864	9,848,777
South Korea	6,993,812	5,404,458	4,664,155
Pakistan	1,917,150	1,329,699	1,502,251
People’s Republic of China	27,912,462	19,836,605	21,560,457
Saudi Arabia	1,503,450	1,134,955	972,496
Taiwan	4,351,577	3,332,035	3,109,337
Other Asia and Middle East	6,297,157	4,571,175	4,143,657

Total Asia and Middle East	119,969,433	88,635,529	80,932,574
Australia and Oceania
Australia	2,321,841	1,748,623	1,803,532
New Zealand	444,705	338,451	350,650
Other Australia and Oceania	372,667	275,930	268,986

Total Australia and Oceania	3,139,213	2,363,004	2,423,167
Africa
South Africa	585,479	468,882	404,199
Other Africa	2,915,213	2,204,702	2,127,663
Total Africa	3,500,692	2,673,583	2,531,862
Unclassified exports(1)	1,904,528	1,485,025	726,524

Total (f.o.b.)	168,455,366	125,091,541	117,194,625

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in thousands of U.S. dollars)
General Merchandise	171,720,170	126,825,499	102,974,313
Consumption Goods
Food and beverages, primary, mainly for household	2,461,143	1,570,377	1,579,279
Food and beverages, processed, mainly for household	3,427,209	2,428,104	2,241,458
Passenger motor cars	563,382	438,571	245,709
Transport equipment, nonindustrial	237,743	180,081	166,044
Durable consumer goods	2,069,190	1,518,701	1,295,083
Semi-durable consumer goods	3,802,345	2,773,083	2,280,427
Non-durable consumer goods	2,816,772	2,114,692	1,913,449
Fuels and lubricants, processed, oil products(2)	7,531,780	5,622,584	2,572,843
Goods not elsewhere specified	663,501	385,044	607,886

Total Consumption Goods	23,573,065	17,031,237	12,902,177
Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	5,528,661	4,200,107	3,853,042
Food and beverages, processed, mainly for industry	3,233,934	2,443,154	3,082,732
Industrial supplies, primary	5,650,464	4,301,864	3,317,023
Industrial supplies, processed	59,354,978	44,571,294	35,986,856
Parts and accessories for capital goods	19,124,732	14,017,037	12,968,634
Parts and accessories for transport equipment	8,241,401	6,144,263	4,208,346
Fuels and lubricants, primary	7,106,269	4,843,410	3,490,342
o/w Crude oil(2)	6,054,275	4,206,596	2,842,157
Fuels and lubricants, processed	10,179,672	7,273,160	5,694,518
o/w Oil products(2)	6,881,369	4,915,143	3,289,273
o/w Liquefied Petroleum Gas(2)	2,876,647	2,062,105	2,082,483

Total Raw materials and auxiliary goods	118,420,110	87,794,289	72,601,493
Capital Goods
Capital goods (except transport equipment)	25,811,574	18,989,114	15,698,520
Passenger motor cars	563,382	438,571	245,709
Other transport equipment, industrial	2,676,473	2,056,053	1,213,234

Total Capital Goods	29,051,428	21,483,738	17,157,463
Other merchandise(3)	675,566	516,234	313,181
Other goods(4)	1,768,419	1,388,023	1,129,986
Total	173,488,589	128,213,522	104,104,299

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in thousands of U.S. dollars)
America
North America
United States of America	9,292,376	6,944,313	6,142,057
Canada	1,827,252	1,421,560	1,232,035
Other North America	3	1	0
Total North America	11,119,630	8,365,874	7,374,092
Central and South America
Argentina	1,810,225	1,334,208	1,463,863
Brazil	1,846,832	1,373,122	1,685,092
Mexico	252,495	188,326	181,479
Other Central and South America	517,974	393,656	372,893
Total Central and South America	4,427,526	3,289,313	3,703,327

Total America	15,547,156	11,655,187	11,077,419
Europe
European Union
Netherlands	859,506	633,959	613,642
Belgium	640,920	506,366	414,030
United Kingdom	1,060,357	770,873	719,166
Italy	1,743,423	1,346,043	1,117,525
Germany	3,421,230	2,621,212	2,220,968
France	1,463,555	1,071,694	959,095
Spain	603,465	451,128	331,191
Other European Union	2,636,266	1,995,574	1,773,218

Total European Union	12,428,724	9,396,848	8,148,834
Russia	1,089,622	863,191	599,951
Turkey	341,337	254,306	202,070
Other Europe	2,250,665	1,481,872	1,608,596

Total Europe	16,110,347	11,996,217	10,559,451
Asia and Middle East
ASEAN
Brunei Darussalam	29,155	21,248	66,389
Philippines	791,066	601,683	382,221
Cambodia	40,583	31,835	35,263
PDR Laos	31,233	24,628	32,586
Malaysia	7,826,886	5,587,957	4,829,245
Myanmar	182,505	130,389	158,219
Singapore	20,168,411	14,954,186	10,167,660
Thailand	9,079,021	6,810,690	4,782,972
Vietnam	3,650,859	2,670,610	2,138,212

Total ASEAN	41,799,719	30,833,227	22,592,767
Hong Kong SAR	5,136,340	3,990,250	2,838,084
India	4,065,942	3,058,160	2,595,848
Iraq	161	160	28
Japan	16,084,462	12,206,026	8,402,740
South Korea	8,707,588	6,479,780	5,065,229
Pakistan	379,989	302,455	150,305
People’s Republic of China	43,165,693	31,260,935	27,503,525
Saudi Arabia	3,565,923	2,595,215	1,910,386
Taiwan	3,721,549	2,567,870	2,672,655
Other Asia and Middle East	4,762,408	3,420,247	2,826,961

Total Asia and Middle East	131,389,772	96,714,323	76,558,529

	Year Ended December 31,	Nine Months Ended September 30,
	2019P	2019P	2020P
	(in thousands of U.S. dollars)
Australia and Oceania
Australia	5,455,153	4,019,576	3,262,784
New Zealand	755,917	556,425	551,413
Other Australia and Oceania	213,786	154,748	103,047

Total Australia and Oceania	6,424,855	4,730,749	3,917,244
Africa
South Africa	181,345	122,965	187,433
Other Africa	3,159,547	2,477,846	1,491,044

Total Africa	3,340,892	2,600,811	1,678,477
Unclassified imports(2)	675,566	516,234	313,181
Total	173,488,589	128,213,522	104,104,299

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,	Nine Months Ended Sept 30,
	2019P	2019P	2020P
	(in millions of U.S. dollars)
Current account	(30,359)	(22,283)	(5,670)
Goods(2)	3,508	3,202	18,198
Total exports (f.o.b.)	168,455	125,092	117,195
Non-oil and gas exports	156,474	116,110	111,129
Oil and gas exports	11,981	8,981	6,066
Total imports (f.o.b.)	(164,948)	(121,890)	(98,997)
Non-oil and gas imports	(142,647)	(105,826)	(88,724)
Oil and gas imports	(22,300)	(16,064)	(10,273)
Services	(7,721)	(5,689)	(6,682)
Primary income	(33,775)	(25,451)	(21,691)
Secondary income	7,629	5,655	4,505
Capital account	39	19	13
Financial account	36,614	24,135	8,592

(i) Public sector	12,675	8,870	(137)
Portfolio investment	15,230	10,727	(831)
Assets	258	258	0
Liabilities	14,973	10,469	(831)
Other investment	(2,555)	(1,857)	694
Assets	0	0	0
Liabilities	(2,555)	(1,857)	694
Loans	(2,298)	(1,599)	694
Drawings	3,773	2,578	4,96
Repayments	(6,070)	(4,177)	(4,266)
Other liabilities	(258)	(258)	0
(ii) Private sector	23,939	15,265	8,729
Direct investment	20,053	16,944	8,972
Assets	(4,462)	(3,047)	(4,155)
Liabilities	24,516	19,991	13,127

	Year Ended December 31,	Nine Months Ended Sept 30,
	2019P	2019P	2020P
	(in millions of U.S. dollars)
Portfolio investment	6,760	3,985	2,622
Assets	152	(180)	(469)
Liabilities	6,608	4,165	3,091
Financial derivatives	186	177	(184)
Other investment	(3,060)	(5,841)	(2,682)
Assets	(11,803)	(12,074)	(4,939)
Liabilities	8,743	6,233	2,257
Errors and omissions	(1,618)	(1,474)	(181)
Overall balance	4,676	397	2,753

Reserves and related items	(4,676)	(397)	(2,753)

Memorandum(3)
Reserve asset position	129,183	124,332	135,153

Source:     Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5, whereby (+) means inflow and (-) means outflow. In financial accounts, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting of this prospectus.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

In 2019, the current account deficit decreased to U.S.$30.4 billion compared to a U.S.$30.6 billion deficit in 2018. The lower current account deficit was primarily due to goods trade surplus and a higher secondary income surplus. The goods trade surplus in 2019 reversed the deficit in the previous year, and resulted from higher surplus of non-oil and gas and lower deficit of oil and gas. Meanwhile, a higher secondary income surplus was primarily due to an increase in Indonesian workers’ remittances receipts.

The capital and financial account surplus increased to U.S.$36.7 billion in 2019 compared to a U.S.$25.2 billion in 2018, primarily due to significant inflows in foreign direct investment and portfolio investment.

Indonesia’s overall balance of payments in 2019 recorded a surplus of U.S.$4.7 billion, in line with the higher capital and financial account surplus. Consequently, official reserve assets were U.S.$129.2 billion as of December 31, 2019, increased from U.S.$120.7 billion as of December 31, 2018.

In the first nine months of 2020, the current account deficit amounted to U.S.$5.7 billion or 0.7% of GDP, lower than a deficit of a U.S.$22.3 billion or 2.7% of GDP in the same period of 2019. A lower current account deficit was primarily driven by an improving goods trade balance surplus, accompanied by a decreasing primary income deficit. The improvement of goods trade balance was attributable to declining imports in line with slowing domestic demand, which offset the impact of declining exports caused by world economic growth contraction. The current account deficit reduction was also driven by lower primary income account deficit, in line with declining domestic economic activity due to containment measures in the form of large-scale social restrictions introduced in several Indonesian cities to break the domestic chain of Covid-19 transmission.

Meanwhile, the capital and financial account recorded a surplus of U.S.$8.6 billion, mainly influenced by the direct investment surplus from capital inflows related, in particular, to acquisition of certain banks in Indonesia by foreign investors.

Indonesia’s overall balance of payments during the first nine months of 2020 recorded a surplus of U.S.$2.8 billion, in line with the narrower current account deficit and capital and financial account surplus. Consequently, the position of official reserve assets stood at U.S.$135.2 billion at the end of September 2020, increased from U.S.$129.2 billion at the end of December 2019.

Financial System

The Banking System

As of September 30, 2020, total banking assets were Rp9,225.6 trillion, consisting of commercial bank assets of Rp9,061.8 trillion and rural bank assets (including assets of sharia rural banks) of Rp163.8 trillion.

Islamic Financial System

One of the main challenges for Indonesia’s sharia capital markets is the small number of companies that issue sharia-compliant products such as Islamic bonds, or Sukuk. As of September 30, 2020, assets of Sharia banks were Rp389.4 trillion, or 4.2% of Indonesia’s total banking assets.

Of the 89 underwriters licensed by the Financial Services Authority of Indonesia (Otoritas Jasa Keuangan or “OJK”), as of September 30, 2020, only 29 were involved in issuances of Sukuk, and only 61 of the 97 investment managers (including one sharia investment manager fully managing Sharia funds) were licensed by OJK.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,	As of October 30,
	2019	2020P
	(in billions of Rupiah)
Base Money (M0)	1,111,506	982,858
Currency in Circulation(1)	793,727	806,701
Commercial Banks Demand Deposits at Bank Indonesia	316,598	175,915
Private sector Demand Deposits	1,181	241
Bank Indonesia Certificates (SBI)(2)	—	—
Factors Affecting Base Money (M0)	1,111,506	982,858
Net Foreign Assets	1,759,015	1,923,282
Claims on Non-Residents	1,874,561	2,040,779
Liabilities to Non-Resident	(115,545)	117,497
Claims on Other Depository Corporations	56	56
Liquidity Credits	56	56
Other Claims	0	—
Net claims on central Government	(6,890)	(98,767)
Claims on central Government	155,269	128,189
Liabilities to central Government	(162,159)	226,956
Claims on Other Sectors	10,106	9,858
Claims on Other Financial Institutions	0	—
Claims on Private Sectors	10,106	9,858
Open Market Operations(3)	(173,675)	(293,956)
Other Liabilities to Commercial & Rural Banks	(89,668)	(53,636)
Deposits included in Broad Money (M2)	0	—
Deposits excluded from Broad Money (M2)	0	—
Shares and Other Equity	(354,651)	(474,982)
Net Other items	(32,786)	(28,998)

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. SBI included in Base Money since October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)	Open market operations instruments include: SBI, Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of September 30, 2020

	Number of institutions	Assets**		Percentage of total assets
		(in trillions of Rupiah)		(%)
Banking:
Commercial banks	110	9,061.8		75.3
Rural credit banks(1)	1,675	163.8		1.4

Total banking	1,785	9,225.6		76.7

Insurance:
Life insurance	61	543.4		4.5
General insurance & Reinsurance	86	200.4		1.7
Social insurance(2)	5	609.9		5.1

Total insurance	152	1,353.7		11.3

Pension funds:
Financial institution pension funds	25	102.8		0.9
Employer pension funds	195	194.2		1.6

Total pension funds	220	297.0		2.5

Finance companies(3)	181	474.6		3.9
Venture capital companies	61	18.9		0.2
Securities companies (4)	103	54.1	(5)	0.4
Mutual funds (collective investment schemes, not institutions)	2,214	510.2		4.2
Credit guarantee companies	22	24.0		0.2
Pawn shops	91	71.6		0.6

Total	4,829	12,029.8		100.0

Sources:    OJK

*	Unaudited.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, sharia financing and other financing based on OJK approval.
(4)	Includes 20 securities companies that are not members of a securities exchange but act as broker-dealers.
(5)	Only assets of securities companies as members of a securities exchange.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of September 30,
	2019	2020P
	(in trillions of Rupiah)
Assets
Loans	5,683.8	5,602.0
Interbank Assets	245.3	218.7
Placements at Bank Indonesia	766.8	886.4
Securities (including Government Bonds)	1,012.7	1,377.9
Equity Participation	50.8	52.4
Other Claims	329.9	563.9
Others	473.8	360.6

Total Assets	8,563.0	9,061.8

Liabilities
Third Party Funds	5,998.7	6,650.9
Liabilities owed to Bank Indonesia	2.2	3.4
Interbank Liabilities	197.5	148.7
Securities	135.0	127.3
Borrowing	299.1	284.1
Other Liabilities	187.4	93.5
Guarantee Deposits	4.2	4.1
Others	493.1	531.8
Capital:
Paid in Capital	211.8	224.7
Reserves	75.1	74.4
Current Earnings/Loss	156.5	85.1
Retained Earnings/Loss	615.1	612.3
Estimates of Additional Paid in Capital	144.5	171.7
Others	43.5	49.8

Total Liabilities	8,563.0	9,061.8

Source:    OJK.

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of September 30,
	2019	2020P
	(percentages)
CAR	23.3	23.5

Source:    OJK

P	Preliminary.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of September 30,
	2019	2020P
	(percentages)
Gross NPL ratios	2.5	3.1

Source:    OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the Indonesian Stock Exchange (Bursa Efek Indonesia or IDX) and any securities traded on the IDX as of and for the eleven months ended November 30, 2020.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	6,527.9
Listed shares (in billions of shares)	6,069.4
Average daily transaction value (in billions of Rupiah)	8,424.5
Average daily transaction volume (in millions of shares)	9,993.8

Source:    IDX

The Jakarta Islamic Index (“JII”) is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of November 30, 2020, the market capitalization of the JII was Rp2,113.2 trillion.

The IDX launched the Indonesia Sharia Stock Index (“ISSI”) on May 12, 2011. The ISSI comprised of 451 Sharia stocks which are listed on the IDX as of November 30, 2020. As of November 30, 2020, the market capitalization of the ISSI was Rp3,362.7 trillion.

Monetary Policy

During the period from February to November 2020, Bank Indonesia instituted a policy mix to mitigate the economic risks associated with Covid-19 and stimulate the national economic recovery. To that end, Bank Indonesia strengthened the full range of policy mix instruments at its disposal in order to maintain Rupiah exchange rate stability, control inflation, preserve financial system stability and implement the follow-up policies required through coordination with the Government and Financial System Stability Committee in order to maintain macroeconomic and financial system stability, while supporting the national economic recovery.

During this period, Bank Indonesia lowered the monetary policy rate by 125 bps to 3.75%. In total, five 25bps reductions were implemented, in February, March, June, July and November 2020. The policy rate reductions were consistent with low inflation and maintained external stability and were a follow-up measure to stimulate economic recovery during the Covid-19 pandemic. Meanwhile, at the monthly meetings in April, May, August and September 2020, the Board of Governors decided to hold the Bank Indonesia 7-day Reverse Repo Rate in order to maintain external stability amidst low projected inflation.

Bank Indonesia also maintained a Rupiah exchange rate stabilization policy in line with the currency’s fundamental value and market mechanisms amidst persistent global financial market uncertainty. Bank Indonesia stabilized and strengthened the Rupiah by increasing the intensity of triple intervention policy in the spot market, Domestic Non-Deliverable Forwards (“DNDF”), transactions and purchases of Government securities in the secondary market. In addition, Bank Indonesia lowered the foreign currency reserve requirement by 400bps to boost foreign exchange liquidity in the banking sector and simultaneously alleviate pressure on the foreign exchange market, as well as expanding the types of underlying transactions for foreign investors to provide an alternative hedging instrument against Rupiah holdings. Furthermore, exchange rate stabilization policy is supported by efforts to reinforce external resilience. To that end, Bank Indonesia secured a bilateral repo line agreement with the US Federal Reserve and extended bilateral swap and repo line agreements with the Monetary Authority of Singapore.

Furthermore, Bank Indonesia expanded money market and foreign exchange market instruments and transactions in order to provide more hedging instruments against currency risk through DNDF transactions, foreign exchange swaps and term repo agreements with the banking industry, while strengthening monetary operations and Islamic financial market deepening through the Sharia Compliant Liquidity Facility, Sharia-Compliant Liquidity Management and Sharia-Compliant Interbank Fund Management Certificates. In addition, Bank Indonesia also strengthened foreign currency term deposit instruments in order to enhance foreign currency liquidity management in the domestic markets, while encouraging banks to utilize lower foreign currency reserve requirements for domestic purposes. Furthermore, to strengthen money market and foreign exchange market deepening, Bank Indonesia was also encouraging infrastructure development in terms of electronic trading platforms and a central counterparty. Striving to enhance transmission of its accommodative monetary policy stance, Bank Indonesia continued to strengthen its monetary operations strategy, while developing money market instruments to support corporate and SME financing in line with the national economic recovery program.

Bank Indonesia also has injected liquidity (quantitative easing) to the money market and banking industry in order to provide financing for the business community and national economic recovery. As of November 17, 2020, Bank Indonesia had injected additional liquidity totaling Rp680.89 trillion through purchases of Government securities in the secondary market, repurchase agreements with the banking industry, foreign exchange swaps and reductions to Rupiah reserve requirements totaling 300bps. Bank Indonesia is focusing on the quantity channel by providing liquidity to stimulate economic recovery during the Covid-19 pandemic, including Bank Indonesia support for the Government in terms of accelerating state budget realization in 2020.

Bank Indonesia implemented an accommodative macro-prudential policy in line with the existing policy mix and national policy mix, including various efforts to mitigate risk in the financial sector caused by the outbreak of Covid-19. Therefore, Bank Indonesia relaxed the Macroprudential Intermediation Ratio by extending the incentive period of 50bps lower Rupiah reserve requirements for banks allocating SME loans, loans for export-import activity as well as non-SME loans to priority sectors as stipulated in the national economic recovery program from previously December 31, 2020 to June 30, 2021, while also injecting liquidity into the banking industry to support loan restructuring for SMEs as well as ultra-micro enterprises with loans from financial institutions and strengthening macro-prudential policies to encourage inclusive financing, particularly for SMEs. Furthermore, Bank Indonesia maintained a Countercyclical Buffer ratio of 0%, RIM in the range of 84-94% with a disincentive parameter of 0%, a Macroprudential Liquidity Buffer ratio of 6% with repo flexibility of 6%, and a Loan to Value / Financing to ratio Value for property credit / financing is in accordance with current regulations. Bank Indonesia also lowered the minimum down payment on automotive loans/financing from 5-10% to 0% for the purchase of green vehicles, while maintaining prudential principles.

Bank Indonesia maintained cash and non-cash payment system convenience and availability in order to facilitate economic and financial transactions. This was achieved through, amid the Covid-19 pandemic, the circulation of sanitized currency notes and the promotion of cashless transactions through e-money, internet banking and the launch of an Indonesian standard for quick response (or QR) codes, as well as accelerating the implementation of the digital economy and finance as part of the economic recovery efforts. Bank Indonesia also implemented measures among the banking industry, financial technology companies, the Government and other relevant authorities to promote digitalization and support the economic recovery.

Bank Indonesia has also accelerated the implementation of the Indonesia payment systems blueprint for 2025 to support digital economy and finance activities during the Covid-19 pandemic, stimulate a momentum for national economic recovery as well as expedite economic and financial inclusion. Bank Indonesia also continued to strengthen synergies with the Government and other relevant authorities to support cashless social aid program disbursements through expediting the electronification of the social aid program disbursements, including the Family Hope Program, Noncash Food Assistance Program, Pre-Employment Card and Indonesia Smart Card to help alleviate the impact of Covid-19.

Furthermore, Bank Indonesia will continue to implement the follow-up policy measures required to support the national economic recovery program by carefully observing global economic and financial market dynamics as well as the Covid-19 transmission and the impact on the economic outlook of Indonesia over time. Close policy coordination with the Government and the Financial System Stability Committee will constantly be strengthening order to maintain macroeconomic and financial system stability, while accelerating the national economic recovery.

In connection with the Republic’s legislative and regulatory response to the Covid-19 pandemic, the Ministry of Finance and Bank Indonesia issued two joint decrees, as follows: (i) the first, on April 16, 2020, provides for Bank Indonesia to act as backstop buyer in primary market auctions of Government securities, pursuant to which Bank Indonesia purchased Rp.75.9 trillion of Government securities in 2020; and (ii) the second, on July 7, 2020, related to the so-called “burden sharing” between Bank Indonesia and the Ministry of Finance whereby, to help fund the Government’s Covid-19 relief and recovery efforts:

•

Rp. 397.5 trillion of Government expenditure in the public goods sector which includes health sector, social protection and labor-intensive programs, support sectoral and local government support is to be financed via Government securities privately placed to Bank Indonesia with a reference interest rate equal to the 3-month BI Reverse Repo Rate, to be borne entirely by Bank Indonesia;

•

a substantial portion, or Rp177.0 trillion, of the total Rp505.9 trillion of Government expenditure in the non-public goods sector, which includes support to micro, small and medium enterprises, or MSME, and non-MSME corporates, is to be financed via Government securities issued via market mechanisms. The Government will bear the interest expense at a rate equal to the 3-month BI Reverse Repo Rate minus 1% and Bank Indonesia will bear the remaining interest expense necessary to match the market rate.

These burden sharing schemes are valid for 2020 only. As part of their commitment to transparency to the public, the Ministry of Finance and Bank Indonesia reported the realization of financing support under the joint decrees in their respective monthly press releases, with all amounts having been realized in full by the end of December 2020.

Money Supply

Bank Indonesia tracks several different measures of money supply. Base Money includes currency (bank notes and coins in circulation) and demand deposits of commercial banks and private sector at Bank Indonesia. Narrow Money consists of currency outside the bank system plus Rupiah-denominated demand deposits in commercial banks. Broad Money consists of Narrow Money, securities other than shares, plus quasi-money, which includes time deposits, savings deposits, and demand deposits in foreign currencies.

The following table sets forth the money supply as of the periods indicated.

Money Supply

		Money
End of period	Base money	Currency	Demand deposits	TotalM1	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2016	989,565	508,124	729,519	1,237,643	3,753,809	13,525	5,004,977
2017	1,085,796	586,576	804,231	1,390,807	4,009,996	18,362	5,419,165
2018	1,069,554	625,370	831,779	1,457,150	4,282,364	20,533	5,760,046
2019	1,111,506	654,683	910,675	1,565,358	4,545,213	25,981	6,136,552
2020P	960,791	674,441	1,106,280	1,780,721	4,946,507	21,345	6,748,574

Source:    Bank Indonesia

P	Preliminary, as of September 30, 2020.
M1	Narrow Money.
M2	Broad Money.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
2016	1,298,938	519,065	4,115,821	79,272
2017	1,541,838	488,862	4,412,719	160,930
2018	1,442,602	472,729	4,868,594	184,424
2019	1,506,614	490,568	5,152,528	277,081
2020P	1,762,520	790,672	5,113,418	494,837

Source:    Bank Indonesia

P	Preliminary, as of September 30, 2020.
(1)	Claims on the Government are Rupiah-denominated claims which are included net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, SDR allocations and inter-system accounts.

As of December 31, 2019, Broad Money grew by 6.5% compared to 6.3% growth as of the end of the previous year, resulting from higher growth in Narrow Money. Narrow Money increased to 7.4% compared to 4.8% as of the end of the same period in the previous year, due to a higher growth in Rupiah demand deposits. Quasi-money growth decreased to 6.1% compared to 6.8% in the same period as of the end of the previous year, due to a decrease in growth of savings deposits as well as foreign currency demand deposits.

As of September 30, 2020, Broad Money grew by 12.4% compared to 7.1% growth as of September 30, 2019, due to higher growth in Narrow Money and Quasi-money. Narrow Money increased to 18.0% compared to the 6.9% in the same period in the previous year, due to faster growth of currency outside banks and Rupiah demand deposits. Furthermore, Quasi-money increased to 10.6% compared to the 7.0% in the same period in the previous year, due to higher growth in saving deposits as well as foreign currency demand deposits.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,		Eleven Months Ended November 30,
	2018L	2019L	2019	2020P
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,518.8	1,546.1	1,312.4	1,108.8
Non-tax revenue	409.3	409.0	362.7	304.9
Total domestic revenues	1,928.1	1,955.1	1,675.1	1,413.7
Grants	15.6	5.5	1.6	9.3

Total revenues and grants	1,943.7	1,960.6	1,676.7	1,423.0

Expenditures:
Central government expenditures	1,455.3	1,496.3	1,293.6	1,558.7
Transfer to regions and rural fund	757.8	813.0	752.9	748.0
Total central and transfer expenditures	2,213.1	2,309.3	2,046.6	2,306.7

Total expenditures	2,213.1	2,309.3	2,046.6	2,306.7

Primary balance(1)	(11.5)	(73.1)	(102.3)	(582.7)
Surplus/(deficit)	(269.4)	(348.7)	(369.9)	(883.7)

Financing:(2)
Debt Financing	372.0	437.5	443.4	1,065.1
Investment Financing	(61.1)	(49.4)	(22.2)	(29.6)
On-Lending	(4.3)	(1.3)	0.3	2.3
Government Guarantee	(1.1)	—	0.0	(3.6)
Other Financing	0.2	15.2	0.0	70.6

Total Financing	305.7	402.1	421.5	1,104.8

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(2)

In 2019, total financing of Rp402.1 trillion exceeded the 2019 deficit of Rp348.7 trillion and the Government added the difference of Rp53.4 trillion to its reserves. In the first ten months of 2020, total financing was Rp928.4 trillion.

2021 Budget

On 26 October 2020, the Government of Indonesia promulgated Law No. 9 of 2020 on State Budget for 2021, which will be effective as of January 1, 2021.

The 2021 Budget policy is aimed primarily at supporting development priorities to accelerate economic recovery with a focus on spending on improving the quality of health, education, infrastructure, food (agriculture and fisheries), tourism, social safety nets, the business world, and MSMEs. Economic growth in 2021 is estimated to be in the range of 5%, supported by a gradual recovery in consumption as economic activity recover from the Covid-19 crisis.

The key macroeconomic assumptions for 2021 underlying the 2021 Budget are as follows:

•	an economic growth rate of 5.0%;

•	an inflation rate of 3.0%;

•	Government 10-year bond yield of 7.29%;

•	an exchange rate of Rp14,600 to U.S.$1.00;

•	U.S.$45 per barrel as the average price of Indonesian crude oil, measured by the ICP;

•	an oil production by the Republic of 705 thousand barrels per day; and

•	gas production by the Republic of 1,007 thousand barrel of oil equivalent per day.

Tax revenues under the 2021 Budget are targeted at Rp1,444.5 trillion, or an increase of 2.9% from the Revised 2020 Budget No. 2, which results in a tax revenue to GDP ratio of approximately 8.7%. The tax revenues will focus on providing selective and measured incentive support to accelerate economic recovery and continue tax reform. Non-tax revenue under the 2021 Budget is targeted at Rp298.2 trillion, or an increase of 1.4% from the Revised 2020 Budget No. 2, supported by the prospect of rising prices for major world commodities, especially petroleum and optimizing revenues from non-tax from line ministries.

Total expenditures under the 2021 Budget are estimated at Rp2,750.0 trillion, or an 0.4% increase from the Revised 2020 Budget No. 2 allocation, comprising Rp1,954.5 trillion in central Government expenditures and Rp795.5 trillion in transfer to regions and rural funds. Allocations in the 2021 Budget include (i) Rp550.0 trillion for education, (ii) Rp413.8 trillion for infrastructure development, (iii) Rp421.7 trillion for social protection programs, and (iv) Rp169.7 trillion for health.

The primary deficit in the 2021 Budget is projected to be Rp1,006.4 trillion, or 5.7% of GDP, a reduction of the 6.34% primary deficit in the most recently revised 2020 Budget. The Government expects to fund the deficit from debt financing.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues.

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,	Eleven Months Ended November 30,
	2019L	2019	2020P
	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	59.2	52.8	29.2
Non-oil and gas	713.1	615.8	492.6
Total income tax	772.3	668.6	521.7
Value added tax (VAT)	531.6	441.2	378.8
Land and building tax	21.1	20.4	19.1
Excises	172.4	139.5	151.1
Other taxes	7.7	6.0	5.7
Total domestic taxes	1,505.1	1,275.6	1,076.5
International trade taxes:
Import duties	37.5	33.6	29.1
Export tax	3.5	3.2	3.3
Total international trade taxes	41.1	36.8	32.4
Total tax revenues	1,546.1	1,312.4	1,108.8

	Year Ended December 31,	Eleven Months Ended November 30,
	2019L	2019	2020P
	(in trillions of Rupiah)
Non-tax revenues:
Natural resources:
Oil	83.6	86.2	45.1
Gas	37.5	20.8	19.0
Total oil and gas	121.1	107.0	64.1
General mining	26.3	23.7	18.9
Forestry	5.0	4.5	3.8
Fishery	0.5	0.5	0.6
Geothermal	1.9	1.4	1.3
Total non-oil and gas	33.8	30.1	24.6
Total natural resources	154.9	137.1	88.8
Profit transfer from SOEs	80.7	76.7	66.0
Other non-tax revenues	124.5	107.0	92.9
Public Service Agency (BLU) Income(1)	48.9	42.0	57.2

Total non-tax revenues	409.0	362.7	304.9

Total domestic revenues	1,955.1	1,675.1	1,413.7

Grants	5.5	1.6	9.3

Total revenues and grants	1,960.6	1,676.7	1,423.0

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)

Includes Government’s share of Bank Indonesia’s profits representing amounts in excess of Bank Indonesia’s capital ratio requirements, which are transferred to the Government to be used for repayments of certain Government obligations to Bank Indonesia.

Sources of Government Revenues.

Government revenues increased by 0.9% from Rp1,943.7 trillion in 2018 to Rp1,960.6 trillion in 2019, primarily driven by an increase in tax revenues. Total tax revenues increased by 1.8% from Rp1,518.8 trillion in 2018 to Rp1,546.1 trillion in 2019, mainly driven by an increase in non oil-gas income taxes and land and excises. Total non-tax revenues decreased by 0.1% from Rp409.3 trillion in 2018 to Rp409.0 trillion in 2019. In 2019, total natural resources revenues decreased by 14.2% from Rp180,6 trillion in 2018 to Rp154.9 trillion, due to decreased of crude palm oil price and weaker Rupiah exchange rate.

Government revenues decreased by 15.1% from Rp1,676.7 trillion in the first eleven months of 2019 to Rp1,423.0 trillion in the same period in 2020, caused by reduced economic activities due to the Covid-19 pandemic. By the end of November 2020, total tax revenues decreased by 15.5% from Rp1,312.4 trillion in the first eleven months of 2019 to Rp1,108.8 trillion in the same period in 2020, mainly driven by decrease in almost all tax revenues. Total non-tax revenues decreased by 15.9% from Rp362.7 trillion in the first eleven months of 2019 to Rp304.9 trillion in the same period in 2020. This was mainly due to a decrease in the average price of Indonesian crude oil, measured by the ICP, and a decrease in oil and gas lifting, compared to the same period in 2019.

Government Expenditures.

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year Ended December 31,	Eleven Months Ended November 30,
	2019L	2019	2020P
	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	376.1	348.8	356.5
Good and services expenditures	334.4	269.1	329.4
Capital expenditures	177.8	119.7	110.4
Interest payments:
Domestic debt	254.1	248.0	285.1
Foreign debt	21.4	19.6	15.9
Total interest payments	275.5	267.6	301.0
Subsidies:
Energy subsidies	136.9	123.6	88.6
Non-energy subsidies	64.9	54.2	61.4
Total subsidies	201.8	177.8	150.0
Grant expenditures	6.5	2.4	3.4
Social assistance(1)	112.5	105.9	191.4
Other expenditures	11.7	2.4	116.5

Total central Government expenditures	1,496.3	1,293.6	1,558.7

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	104.0	75.3	93.9
General allocation funds	420.9	420.8	381.6
Total general transfer funds	524.9	496.1	475.5
Specific allocation funds:
Physical special allocation fund	64.2	47.9	50.2
Non-physical special allocation fund(2)	122.2	118.6	121.5
Total specific allocation funds	186.4	166.5	171.6
Total balanced funds	711.3	662.6	647.2
Regional incentive fund(3)	9.7	9.7	17.8
Specific autonomy funds(4)	21.0	15.7	16.7
Specific Fund for Special Region of Yogyakarta(5)	1.2	1.2	1.3
Total Transfer to Regions	743.2	689.2	682.9
Rural Fund	69.8	63.7	65.1

Total transfers to regions and Rural Fund	813.0	752.9	748.0

Suspend(6)	—	—	—

Total Government expenditures	2,309.3	2,046.6	2,306.7

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Included under “Others” before FY 2016 except the regional incentive fund.
(3)	Included under “Others” before FY 2016.
(4)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.
(5)

Starting from FY 2013, Government allocates a specific fund for Yogyakarta’s privilege in other expenditures. In FY 2014, this fund was allocated in specific autonomy and adjustment funds as part of transfer to regions.

(6)

Realized expenditures calculated by the Ministry of Finance differed from the figures calculated by line ministries and such discrepancies have been subtracted and added, respectively, to totals for such years after the fiscal year is over. “Suspend” is not reported in the current year.

Total Government expenditures increased by 12.7% from Rp2,046.6 trillion in the first eleven months of 2019 to Rp2,306.7 trillion in the same period in 2020. Total central Government expenditures increased by 20.5% from Rp1,293.6 trillion in the first eleven months of 2019 to Rp1,558.7 trillion in the same period in 2020, due to increases in goods and services expenditures and social assistance expenditures resulting primarily from the implementation of social assistance programs. Total transfers to regions and rural fund decreased by 0.7% from Rp752.9 trillion in the first eleven months of 2019 to Rp748.0 trillion in the same period in 2020, primarily due to lower general allocation funds realization, which is also has lower budget allocation in the Revised 2020 Budget No. 2 compare to 2019.

Fuel Prices and Subsidies.

The following table sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,	Eleven Months Ended November 30,
	2019L	2019	2020P
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	136.9	123.6	88.6
Non-energy subsidies	64.9	54.2	61.4

Total subsidies	201.8	177.8	150.0

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.

The following table sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,
	2016	2017	2018	2019	2020
	(in trillions of Rupiah)
Education	370.8	406.0	435.0	492.5	508.1
Infrastructure	269.1	379.4	410.7	415.0	423.3
Energy Subsidy	106.8	97.6	163.5	160.0	125.3
Health	92.8	92.2	107.4	123.1	132.2

Source: Ministry of Finance

Deficit Financing.

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing(1)

	Year Ended December 31,	Eleven Months Ended November 30,
	2019L	2019	2020P
	(in trillions of Rupiah)
Debt financing
Government securities (net)	446.3	465.1	1,044.3
Loans
Domestic loans (net)	3.0	0.8	2.6
Foreign loans:
Gross drawings:
Program loan	36.7	29.7	70.7
Project loan	37.5	23.0	24.5
Total gross drawing	74.2	52.7	95.2
Amortization	(86.0)	(75.2)	(76.9)
Total foreign loan (net)	(11.8)	(22.5)	18.3
Total loans (net)	(8.7)	(21.7)	20.8

Total debt financing	437.5	443.4	1,065.1

	Year Ended December 31,	Eleven Months Ended November 30,
	2019L	2019	2020P
	(in trillions of Rupiah)
Investment financing
Investment to SOEs	(17.8)	(13.8)	(12.0)
Investment to other institutions	(2.5)	(2.5)	(5.0)
Investment to public service agencies	(28.2)	(3.8)	(11.0)
Investment in financial organizations/institutions	(2.3)	(2.3)	0.0
Revenue of investment	1.4	0.2	0.3
Government’s Investments	—	—	(2.0)
Others investment financing	—	—	0.0

Total investment financing	(49.4)	(22.2)	(29.6)

Lending
On-lending to SOEs/local government/institutions/other agencies:	(1.3)	0.3	2.3

Lending reserves	—	—	—

Total lending	(1.3)	0.3	2.3

Mandatory guarantee	—	—	(3.6)

Other financing	15.2	0.0	70.6

Total financing (net)	402.1	421.5	1,104.8

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)	As of FY 2017, the deficit financing line items have been reclassified and the data previously reported has been restated across the periods shown.

Public Debt

As of November 30, 2020, total public debt of the central Government was U.S.$418.4 billion, 14.0% of which consisted of loans and 86.0% of which consisted of securities, including domestic and foreign issuances of bonds and Sukuk.

External Public Debt of the Republic

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31, 2019	As of November 30, 2020P
	(in millions of U.S. dollars)
Concessional Loans:
Multilateral creditors	30,533.4	32,581.9
Bilateral creditors	21,431.5	22,035.0
Semi-concessional Loans:
Export agency creditors	—	—
Commercial(2)	78,610.4	87,453.3

Total	130,575.3	142,070.2

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	11.5%	12.9%

Source: Ministry of Finance

P	Preliminary

(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable Bank Indonesia middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable Bank Indonesia middle exchange rates as of the respective dates indicated.

The total outstanding external public debt of the Republic as of November 30, 2020 was U.S.$142.1 billion.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31, 2019	As of November 30, 2020P
	(in millions of U.S. dollars)
Bilateral loans	21,431.5	22,035.0
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	18,832.0	19,058.8
Asian Development Bank(3)	10,167.5	11,040.0
Islamic Development Bank	1,224.5	1,285.2
Nordic Investment Bank	9.3	9.1
European Investment Bank	3.4	—
International Fund for Agricultural Development	179.4	193.7
Asian Infrastructure Investment Bank	117.3	995.1
Multilateral Investment Guarantee Agency	—	—
Total multilateral loans	30,533.4	32,581.9

Total loans	51,964.9	54,616.9

Source: Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable Bank Indonesia middle exchange rates as of the respective dates indicated.
(3)

In December 2020, the Asian Development Bank approved a U.S.$500 million policy-based loan to support the Government’s efforts expand financial access among micro, small, and medium-sized enterprises and marginalized groups such as women and youth.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,		As of November 30,
	2019		2020P
	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))
U.S. dollars	93,006.7	93,006.7	97,793.2	97,793.2
Japanese yen	2,049,302.3	18,865.0	2,238,330.7	21,548.3
Euros	14,216.5	15,942.3	16,935.9	20,274.0
SDR	1,055.4	1,459.4	876.9	1,249.8
British pounds	46.3	60.8	30.6	40.9
Others	Multiple currencies	1,241.1	Multiple currencies	1,164.1

Total	N/A	130,575.3	N/A	142,070.2

Source:    Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable Bank Indonesia middle exchange rates as of the date indicated for each column.

The following table sets forth the external debt service requirements of the central government for the years indicated.

External Debt Service Requirements of the Central Government(1)

Period	Principal repayment	Interest repayment	Total
	(in billions of U.S. dollars)
2019	11.0	4.6	15.6
2020*	9.4	4.5	13.9
2021**	11.3	4.4	15.7
2022**	12.3	4.1	16.4
2023**	13.0	3.8	16.8

Source:     Ministry of Finance

(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable Bank Indonesia middle exchange rates as of December 31, 2019.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2020 to November 30, 2020 and (ii) projected principal and interest payments to be made from December 1, 2020 to December 31, 2020 based on external debt outstanding as of November 30, 2019.

**	Projected based on external debt outstanding as of November 30, 2020.

External Debt of Bank Indonesia

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,	As of September 30,
	2019P	2020P
	(in millions of U.S. dollars)
Multilateral	2,739	2,787
Commercial(2)	0	0

Total	2,739	2,787

Source:     Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable Bank Indonesia middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI owned by non-residents, currencies and deposits and other liabilities.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2015	32.6	2.9	35.5
2016	48.3	4.2	52.5
2017	144.9	13.4	158.3
2018	0.0	11.1	11.1
2019	0.0	22.5	22.5
2020*(1)	0.0	0.5	0.5

Source:    Bank Indonesia

*	Projected based on external debt outstanding as of September 30, 2020.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable Bank Indonesia middle exchange rate as of September 30, 2020.

External Debt of State-Owned-Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned-Enterprises(1)

	As of December 31,	As of September 30,
	2019P	2020P
	(in millions of U.S. dollars)
Financial institutions:
Bank	7,552	8,231
Non-bank	3,850	3,772

Total financial institutions	11,401	12,003
Non-financial institutions	40.396	46.070

Total	51.798	58.073

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable Bank Indonesia middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,	As of November 30,
	2019	2020P
	(in trillions of Rupiah)
Total domestic public debt(1)	2,971.5	3,903.5

Source:    Ministry of Finance

P	Preliminary.
(1)	Excludes Bank Indonesia Certificates, which are obligations of Bank Indonesia and not of the Government. See “— Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2019	444.4	227.5	671.9
2020*	307.9	234.3	542.2
2021**	313.9	258.7	572.6
2022**	241.3	236.8	478.0
2023**	302.3	223.3	525.5

Source:    Ministry of Finance

*

Calculated based on (i) actual principal and interest payments made from January 1, 2020 to November 30, 2020 and (ii) projected principal and interest payments to be made from December 1, 2020 to December 31, 2020 based on domestic debt outstanding as of November 30, 2020.

**	Projected based on domestic debt outstanding as of November 30, 2020.

Contingent Liabilities from Government Guarantees

As of September 30, 2020, the Government had accumulated Rp4.7 trillion in the guarantee reserve fund account.

The guarantees that the Government has provided to infrastructure projects include:

•

Full default risk guarantees relating to the PT Perusahaan Listrik Negara (“PT PLN”) loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (‘Fast Track I’ program). Outstanding guarantees for this program amount to Rp19.1 trillion;

•

Business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounts to Rp57.9 trillion;

•	Full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure (35 GW program). Outstanding guarantees for this program amount to Rp66.9 billion.

•

Partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amount to Rp84.5 billion;

•

Co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund (“IIGF”) to guarantee private-public partnership projects such as power plant projects (e.g. the Central Java steam power plant) and several section of toll road projects (e.g. Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounts to Rp72.4 trillion;

•	Full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amount to Rp43.3 trillion;

•

Guarantee for infrastructure financing through direct loans from international financial institutions to SOEs to finance infrastructure projects. Outstanding guarantees for this program amount to Rp26.9 trillion;

•

Full default risk guarantee relating to the PT Kereta Api Indonesia (Persero) loans for the construction of the Light Rail Transit Jakarta-Bogor-Depok-Bekasi. Outstanding guarantees for this program amount to Rp5.8 trillion; and

•	Guarantee for local infrastructure financing through PT Sarana Multi Infrastruktur (Persero). Outstanding guarantees for this program amount to Rp2.7 trillion.

As of November 30, 2020, no claims from the foregoing guarantees had arisen.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of Period	Average
2015	13,785	13,392
2016	13,473	13,305
2017	13,568	13,385
2018	14,380	14,246
2019	13,883	14,139
2020	14,105	14,572

Source:    Bank Indonesia

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31, 2019	As of November 30, 2020P
	(in millions of U.S. dollars, except for months)
Gold	3,844	4,500
SDRs	1,542	1,589
Reserve position with the IMF	1,090	1,124
Foreign exchange and others	122,707	126,344

Total	129,183	133,556

Total as number of months of imports and Government external debt repayments	7.3	9.5

Source:    Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable Bank Indonesia middle exchange rates as of the respective dates indicated.

As of December 31, 2019, foreign reserves increased to U.S.$129.2 billion, equivalent to 7.3 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

As of November 30, 2020 foreign reserves increased to U.S.$133.6 billion which is equal to 9.5 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

Debt-to-GDP Ratios

The following table sets forth the central government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31, 2019L	As of November 30, 2020P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	30.2	38.1
Debt service to GDP ratio	5.3	4.8
Total public debt of the central Government (in billions of U.S.$)(1)	344.3	418.4
—% in Loans	16.0	14.4
—% in Bonds	84.0	85.6

Source:    Ministry of Finance, Bank Indonesia

(1)	Outstanding foreign currency debt was converted to U.S. dollars using the Bank Indonesia middle exchange rate as of the end of each period.
L	LKPP (Audited).
P	Preliminary.